Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
U.S. Well Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-234583, No. 333-230471, and No. 333-228664) on Form S-3 and (No. 333-230276) on Form S-8 of U.S. Well Services, Inc. of our report dated March 5, 2020 with respect to the consolidated balance sheets of U.S. Well Services, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2019 and 2018 (Successor), for the period February 2, 2017 to December 31, 2017 (Successor) and for the period January 1, 2017 to February 1, 2017 (Predecessor), and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2019 annual report on Form 10-K of U.S. Well Services, Inc.

Our report dated March 5, 2020 refers to a new basis for presentation as the accompanying consolidated financial statements for the Successor periods include assets acquired and liabilities assumed that were recorded at fair value having carrying amounts not comparable with prior periods, as discussed in note 2 to the consolidated financial statements.

/s/ KPMG

Houston, Texas

March 5, 2020